EMPLOYMENT AGREEMENT


     Employment Agreement, dated as of September 1, 2005, by and between Supertel Hospitality, Inc., a Virginia corporation with its principal place of business located at 309 North 5th Street, Norfolk, Nebraska 68701 (the "Employer") and Don Heimes, an individual (the "Employee").

     WHEREAS, the Employer and the Employee desire to enter into an Employment Agreement on the terms set forth below;

     NOW, THEREFORE, for and in consideration of the premises, covenants, conditions and obligations thereafter set forth, the parties hereto agree as follows:

     Section 1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     Section 2. Duties. The Employee will be employed as the Chief Financial Officer of the Employer, or such other positions to which he may be appointed by the Board of Directors. The Employee will perform the duties attendant to his executive position with the Employer. The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer. The Employee shall be permitted to participate in charitable activities and accept positions on the boards of non-profit entities.

     Section 3. Term. The initial term of employment of the Employee hereunder will commence on the date of this Agreement (the "Commencement Date") and continue until December 31, 2005, unless earlier terminated pursuant to Section 6, and will be automatically renewed for successive additional one year terms thereafter (commencing January 1, 2006), unless terminated by either party by written notice to the other, given no fewer than 30 days prior to the expiration of the then current term.

     Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Employer will compensate the Employee as follows:

(a) Base Salary. Until the termination of the Employee's employment hereunder, the Employer will pay the Employee, bi-weekly in arrears, a base salary (the "Base Salary") established by the Compensation Committee of Employer's Board of Directors which Base Salary will be reviewed by the Employer annually. The Employee's Base Salary as of the date of this Agreement shall be $150,000 per annum.

(b) Bonus. The Employer will consider the Employee for cash bonuses on an annual basis. Any such bonus will be based on the recommendation of Employer's Compensation Committee of the board of directors.

(c) Stock Options. Pursuant to the Employer's Stock Option Plan (the "Plan"), the Employer will consider the Employee for option grants on an annual basis. Any such grants will be made in the sole discretion of Employer's Compensation Committee of the Board of Directors.

(d) Vacation. The Employee will be entitled to four weeks of paid vacation per year at the reasonable and mutual convenience of the Employer and the Employee. Unless otherwise approved by the Board of Directors of the Employer, accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent year.

     Section 5. Expenses. The Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel and similar expenses. The Employer will reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

     Section 6. Termination. The Employee's employment hereunder will commence on the Commencement Date and continue until the end of the term specified in
Section 3 hereof and any renewals of such term, except that the employment of the Employee hereunder will sooner terminate in the following manner:

(a) Death or Disability. Upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, in the event of the Employee's disability, upon 30 days' notice to the Employee. The Employee will be deemed disabled if he is unable to perform his duties hereunder for a period of sixty consecutive days on account of injury or sickness. Any refusal by the Employee to submit to a medical examination for the purpose of certifying disability under this Section 6(a) will be deemed conclusively to constitute evidence of the Employee's disability.

(b) For Cause. For "Cause" immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination will be for Cause if:

     (i) the Employee commits an unlawful or criminal act (A) involving moral turpitude or (B) resulting in a financial loss to Employer; or

     (ii) the Employee (A) fails to obey written directions delivered to Employee by the Employer's Board of Directors, or (B) commits a material breach of any of the covenants, terms and provisions hereof, and in either case such failure or breach continues for more than three days after receipt by the Employee of written notice of such failure or breach.

(c) Payments Upon Termination. The Employee will not be entitled to any compensation upon termination, except for any portion of his Base Salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination, if (i) such termination occurs as a result of an event set forth in Section 6(a) or Section 6(b), (ii) such termination occurs as a result of Employee's voluntary termination of his employment with Employer, or (iii) such termination results from Employee's retirement upon reaching age 65. If Employee's termination results from the involuntary termination of Employee by Employer without cause (as defined in Section 6(b)), Employer shall pay Employee, for twelve months, an amount equal to Employee's Base Salary at the time of termination, which amount shall be paid at the times and in the amounts Employee would have been paid Base Salary had the employment not been terminated. Employee accepts the payments as specified herein as full satisfaction of all amounts owed to Employee by Employer pursuant to this Agreement in the event of Employee's termination.

     Section 7. Confidential Information. The Employee recognizes and acknowledges that certain assets of the Employer and its affiliates, including without limitation information regarding methods of operation, proprietary computer programs, sales, products, profits, costs, markets and key personnel (hereinafter called "Confidential Information") are valuable, special and unique assets of the Employer and its affiliates. The Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach of the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee will deliver to the Employer all documents and data pertaining to the Confidential Information and will not take with him any documents or data or any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

     Section 8. Noncompetition. During the term hereof and until one year after termination of the Employee's employment hereunder, the Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which (A) relate to the economy motel business (the "Designated Industry") and (B) were either conducted by the Employer prior to the Employee's termination or proposed to be conducted by the Employer at the time of such termination, (ii) divert to any competitor of the Employer in the Designated Industry any business opportunity of the Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Employer to leave its employ for employment by or with any competitor of the Employer in the Designated Industry. The Employee's noncompetition obligations hereunder will not preclude the Employee from owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. The Employee will continue to be bound by the provisions of this
Section 8 until their expiration and will not be entitled to any compensation from the Employer with respect thereto. If at any time the provisions of this
Section 8 will be determined to be invalid or unenforceable, by reason of being vague or unreasonably as to area, duration or scope of activity, this Section 8 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 8 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

     Section 9. General.

(a) Notices. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice of communication will have specified to the other party hereto in accordance with this Section 9:

     If to the Employer, to:

                           Supertel Hospitality, Inc.
                           309 North 5th Street
                           Norfolk, NE  68701

     If to the Employee, to:

                           Don Heimes
                           2472 33rd Avenue
                           P. O. Box 484
                           Columbus, NE  68602

(b) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under Section 7 and 8 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired.

(d) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Assigns. This Agreement will be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and will not be amended except by a written instrument signed by each of the parties hereto.

(h) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Nebraska.


     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                        Supertel Hospitality, Inc.

   /s/ Don Heimes                               /s/ Paul J. Schulte
______________________________          By:______________________________
DON HEIMES                                 Paul J. Schulte, President and Chief
                                                  Executive Officer